CEREPLAST, INC.
                       3421-3433 WEST EL SEGUNDO BOULEVARD
                           HAWTHORNE, CALIFORNIA 90250
                            TELEPHONE (310) 676-5000



                                 January 9, 2006


United States
Securities  and  Exchange  Commission
100  F  Street,  N.E.
Washington,   D.C. 20549-7010


         Re:      Cereplast, Inc. (the "Company")
                  Form 8-K, Item 4.01
                  Filed December 22, 2005
                  File No. 333-126378
                  ------------------------------

Dear Commission:

         Pursuant to your letter dated December 23, 2005, the Company hereby makes the following acknowledgements:

     1. the Company is responsible for the adequacy and accuracy of the disclosure in the filing;

     2. staff comments or changes to disclosure in response to staff comments in the filing reviewed by the staff do not foreclose the Commission from taking any action with respect to the filing; and

     3. the Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.


                                   Very truly yours,

                                   /s/Frederic Scheer

                                   Frederic Scheer, President of Cereplast, Inc.